Exhibit 99.1

1275 W. Washington St. Tempe, AZ 85281 (602) 286-5520 www.orthologic.com Nasdaq: OLGC
FOR FURTHER INFORMATION:

OrthoLogic	Stern Investor Relations, Inc.
Sherry A. Sturman	Melanie Friedman
Chief Financial Officer	(212) 362-1200
(602) 286-5436
OrthoLogic Reports Second Quarter 2005 Results
Tempe, Ariz., Tuesday, July 26, 2005—OrthoLogic Corp. (Nasdaq: OLGC) today announced financial results for the second quarter ended June 30, 2005.
OrthoLogic reported a net loss of $6.6 million, or $(0.17) per share, for the second quarter of 2005, compared to a net loss of $4.2 million, or $(0.12) in the second quarter of 2004. Second quarter operating expenses totaled $7.3 million, compared to operating expenses of $4.5 million in the second quarter of 2004. The increase over prior year operating costs was primarily the result of the company’s expanded efforts in research, development and clinical activities for multiple indications of the Chrysalin® Product Platform. Pursuant to the Patent Assignment Agreement entered into in connection with the acquisition of substantially all the assets and intellectual property of Chrysalis BioTechnology, Inc., the company paid $400,000 to the University of Texas for certain patent rights related to the Chrysalin development program. Chrysalin, or TP508, is a 23-amino acid synthetic peptide representing a receptor-binding domain of the human thrombin molecule, a naturally occurring molecule in the body and has the potential to accelerate the natural cascade of healing events in both soft tissue and bone repair.
At June 30, 2005, OrthoLogic had cash, cash equivalents, and investments of $91.1 million.
“During the second quarter and moving forward through 2005, we have directed our focus toward advancing our lead program in fracture repair at an accelerated pace,” stated James M. Pusey, M.D., president and chief executive officer. “We are also dedicated to optimizing the efficacy of the Chrysalin compound in several delivery mechanisms, including an injectable formulation, a gel formulation, and time released microspheres.”
Updates on Chrysalin Clinical Program
Fracture Repair: In the second quarter, OrthoLogic completed enrollment in its pivotal Phase 3 human clinical trial for fracture repair. The trial is a Phase 3 double-blind, randomized, placebo-controlled trial to compare the safety and efficacy of a single percutaneous injection of Chrysalin in saline at 10 µg/ml versus a saline placebo control. The trial includes 503 patients with unstable and/or displaced distal radius fractures enrolled in 27 U.S. centers, and is designed to measure how quickly wrist fractures in patients injected with Chrysalin heal as measured by the removal of immobilization. Accelerated removal of immobilization allows patients to initiate hand therapy and regain full function of their wrists and hands sooner. The clinical trial’s secondary efficacy endpoints include radiographic analysis of healing, as well as clinical, functional and patient outcome parameters. OrthoLogic expects to release initial efficacy results for the Phase 3 trial in the first half of 2006.
In addition to the Phase 3 clinical trial in fracture repair, a Phase 2b dosing trial is underway to establish the lower dose range of Chrysalin versus a placebo control.
Diabetic Ulcer Healing: OrthoLogic has completed a Phase 1/2 study of Chrysalin in diabetic ulcer healing, which showed significant effects in the foot ulcer sub-population of 35 patients. Final study results will be submitted to a peer-reviewed journal this year. The company is developing a gel formulation of Chrysalin for diabetic ulcer healing and plans to submit a formulation amendment to the existing and active Investigational New Drug (“IND”) application for this indication.
Cartilage Defect Repair: OrthoLogic is preparing for an IND application for a Chrysalin-based product candidate for cartilage defect repair, and is developing a sustained microsphere formulation for delivery of Chrysalin in this indication.
“We are excited by the potential that Chrysalin has shown in many of our preclinical studies toward the treatment of traumatic and chronic orthopedic indications in bone and soft tissue as well as cardiovascular repair and wound healing,” concluded Dr. Pusey. “With the additional potential indications, plus our ongoing late-stage trials in fracture repair, we are forging ahead as a biotechnology and drug development company focused on developing therapeutic peptides.”
Upcoming Milestones
OrthoLogic expects to complete data collection in the Phase 3 trial for wrist fractures as well as follow-up for the Phase 1/2 spine fusion safety trial by the end of 2005. In addition, the company seeks to submit Phase 1/2 data from the diabetic foot ulcer trial to a peer-reviewed journal and develop a Phase 2 protocol for the first Chrysalin gel formulation for use in a diabetic foot ulcer trial. By year-end, the company also expects to prepare an IND for an initial human clinical trial for cartilage defect repair.
Conference Call Information
As previously announced, management will host a conference call and webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). To access the call, participants may dial 800-289-0544 (domestic) or 913-981-5533 (international) and provide the access code 6064597.
A replay of the call will be available beginning July 26, 2005, at 7:30 p.m. EDT until August 25, 2005, at 12:59 a.m. EDT. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) and provide the access code 6064597.
Additionally, the conference call will be webcast on the Investor Relations section of the company’s website, www.orthologic.com.
About Chrysalin®
Chrysalin (TP508) is a 23-amino acid peptide that represents the receptor-binding domain of the human thrombin molecule, the naturally occurring agent responsible for initiating many of the cellular events responsible for repair in both soft tissue and bone.

All cells contain high-affinity thrombin receptors, which led to the hypothesis that thrombin does more than form blood clots after wounding. It was discovered that thrombin acted as a signaling molecule to initiate the early stages of tissue repair. The basis for the development of Chrysalin started in 1985, when a class of synthetic peptides was developed representing a specific receptor-binding domain of thrombin that activates specific wound-healing signals.
Drugs based on the Chrysalin peptide can be used to mimic part of the thrombin response without stimulating the events associated with blood clotting and therefore have the potential to accelerate the natural cascade of healing events.
About OrthoLogic Corp.
OrthoLogic is a drug-development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform, a series of product candidates aimed at treating traumatic and chronic orthopedic indications in bone and soft tissue as well as cardiovascular repair and wound healing. All of these potential products are based on the Chrysalin synthetic peptide, also known as TP508.
OrthoLogic is actively pursuing multiple indications for potential Chrysalin-based products. These include product candidates for fracture repair and chronic diabetic ulcers which are in human clinical trials, and cartilage defect repair, which is in late-stage preclinical trials. OrthoLogic’s product development pipeline includes several other indications for which the company has positive preclinical results or clinical results, including spinal fusion, dental bone formation and myocardial revascularization.
For more information, please visit the company’s Web site: www.orthologic.com.
Forward-Looking Statements
Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of preclinical or clinical testing; unfavorable outcomes in our preclinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our inability to raise additional capital in the future needed to fund the continued development of our Chrysalin Product Platform; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2004, our Form 10-Q for the quarter ended March 31, 2005, and other documents we file with the Securities and Exchange Commission.

ORTHOLOGIC CORP.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

					As a Development
	Three months ending June 30,		Six months ending June 30,		Stage Company
	2005	2004	2005	2004	8/5/2004 - 6/30/2005

Operating Expenses
General and administrative	$1,273	$616	$2,183	$1,171	$4,061
Research and development	5,991	3,987	11,394	7,358	19,474
CPM divestiture and related gains		(81)	(250)	(192)	(375)
CBI in process research and development		0	0	0	25,840

Total operating expenses	7,264	4,522	13,327	8,337	49,000
Other income, net	654	301	1,206	607	1,957

Loss from continuing operations	(6,610)	(4,221)	(12,121)	(7,730)	(47,043)
Income tax benefit		0	(12)	(294)	(654)

Net loss from continuing operations	(6,610)	(4,221)	(12,109)	(7,436)	(46,389)
Discontinued operations
Net gain on the sale of the bone device business, net of taxes of $0, $0, $0, $0, ($363) respectively	0	0	0	0	2,048
Net income from discontinued operations	0	0	0	0	2,048

Net loss	($6,610)	($4,221)	($12,109)	($7,436)	($44,341)

Per Share Information:
Net loss from continuing operations
Basic	($0.17)	($0.12)	($0.32)	($0.22)

Diluted	($0.17)	($0.12)	($0.32)	($0.22)

Net loss
Basic	($0.17)	($0.12)	($0.32)	($0.22)

Diluted	($0.17)	($0.12)	($0.32)	($0.22)

Basic and diluted shares outstanding	38,220	34,528	38,134	34,419

ORTHOLOGIC CORP.
(A Development Stage Company)
BALANCE SHEETS
(in thousands except share and per share data)

	June 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$34,733	$38,377
Short-term investments	49,847	53,642
Accounts receivable, net	8	34
Prepaids and other current assets	1,470	1,019

Total current assets	86,058	93,072
Furniture and equipment, net	458	478
Escrow receivable, net	6,895	6,828
Long-term investments	6,500	11,558
Deferred income taxes — non-current	1,106	1,106
Trademarks and patents	2,351	2,142

Total assets	$103,368	$115,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,243	$833
Accrued compensation	566	648
Accrued taxes	114	114
Excess space reserve	160	559
Accrued clinical	1,111	1,236
Other accrued liabilities	1,034	727

Total current liabilities	4,228	4,117
Deferred rent and capital lease obligation	101	137
Non-current portion of excess space reserve	174	0

Total liabilities	4,503	4,254
Stockholders’ Equity
Common Stock $.0005 par value;	19	19
100,000,000 and 50,000,000 shares authorized; 38,224,742 and 38,011,642 shares issued and outstanding
Additional paid-in capital	170,949	170,905
Accumulated deficit	(72,103)	(59,994)

Total stockholders’ equity	98,865	110,930
Total liabilities and stockholders’ equity	$103,368	$115,184